Exhibit 99.1

MC Shipping Inc.
24 Avenue de Fontvieille,
Monte Carlo, Monaco
New York Telephone: (646) 623 5333
Email: MCShipping@aol.com

…FOR IMMEDIATE RELEASE…

MC SHIPPING TAKES DELIVERY OF NEW ACQUISITIONS

April 5th 2005. New York. MC Shipping Inc., (AMEX:MCX) today announced that they have taken delivery within the past 48 hours of their three recent acquisitions. The vessels “Berge Flanders” and “Berge Kobe” were delivered from Bergesen and immediately entered into a 5-year time charter to the sellers. The former Shell International Trading And Shipping Co. (STASCO)-controlled m/t “Isomeria” (now renamed “Galileo”) commenced immediately her 4-year time charter service with the Company’s joint venture partner, Petredec Limited.

Tony Crawford, the CEO of MC Shipping, commented, “While we are still adversely affected by charters and options agreed in the past, following the earlier announced reorganization and the delivery of the three new ships, earnings will now increase to slightly more than $1 million per month as an average for the remainder of this year. Charter options, at slightly higher rates, on the small LPG vessels will start to take effect from July, and our first ship to benefit from free-market rates will become available in December 2005 and we expect that to have a further positive effect”.

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This news release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  One can generally identify these forward-looking statements because they contain "expect", "believe", "anticipate", "estimate, ""confident" and other words that convey a similar meaning.  One can also identify these statements as statements that do not relate strictly to historical or current facts.   One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements.   The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any such statement is based.

For further information please contact
Peter Shaerf at MC Shipping Inc.
646 623 5333
Email either MCShipping@aol.com or Investorrelations@mcshipping.com